Exhibit 2

OPTION AGREEMENT

OPTION AGREEMENT (this "Agreement"), dated as of June 30, 2009, by and between Jinghua Zhao (the "Grantor"), an Australian citizen who is the sole owner of Wisetop International Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the "Company") and Guohong Zhao, a Chinese citizen (the "Optionee").

BACKGROUND

The Grantor owns 100 percent (100%) equity interest (the "Interest") in the Company. The Grantor desires to grant to the Optionee an option to acquire the Interest.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants herein set forth and other good and valuable consideration, subject to the terms and conditions herein, the Optionee hereby agrees as follows:

1.     Grant of Option. Subject to the terms and conditions herein, the Grantor hereby grants to the Optionee an option (the "Option") to purchase the Interest at an exercise price (the "Exercise Price") of $3,246,160. The Optionee, on any exercise of the Option, must exercise the Option for all of the Interest; a partial exercise is not permitted.

2.     Term of the Option. The Optionee may exercise the Option at any time during the period commencing on the 180th day following of the date hereof and ending on the second anniversary of the date hereof (the "Term") in accordance with the exercise procedure specified in Section 4 hereof.

3.     Rights of Optionee. The Optionee shall not have any rights to dividends or distributions or any other rights of an equity holder with respect to the Interest until the Interest shall have been issued to Optionee (as evidenced by the appropriate entry on the transfer books of the Company) upon purchase of the Interest upon exercise of the Option; provided, however, that if the Company makes a distribution or dividend during the Term, then the property so distributed or the property that is the subject of the dividend will be held in trust by the Grantor in favor of the Optionee during the Term and become part of the Interest which is transferable to the Optionee upon exercise of the Option.

4.     Exercise Procedure. The Optionee may exercise the Option, in whole but not in part, at any time during the Term, by delivering to the Company and the Grantor a written notice of such exercise substantially in the form attached hereto as Exhibit A (the "Exercise Notice"), duly signed by the Optionee. The delivery of the Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Optionee to purchase and (b) on the part of the Grantor to sell, the Interest subject to such Exercise Notice in accordance with the terms of this Agreement.

5.     Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by facsimile or certified mail to the addresses of the respective parties hereto as specified on the signature page hereto, or to such other address as either party hereto may hereinafter duly give to the other.

6.     Assignment; Designation of Interest Recipient; Binding. The Optionee may assign this option to any third party subject to compliance with applicable laws. In addition, the Optionee may designate a third party to receive all or any part of the Interest instead of the Optionee upon the exercise of this Option by the Optionee. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors, and permitted assigns.

7.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto.

8.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

9.     Further Assurances. Each of the parties to this Agreement will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuation the transfer of the Interest upon exercise of the option).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GRANTOR:	OPTIONEE:

JINGHUA ZHAO	GUOHONG ZHAO

/s/ Jinghua Zhao	/s/ Guohong Zhao

Address: _______________	Address: _______________

_______________________	_______________________

EXHIBIT A
FORM OF EXERCISE NOTICE

[Date]

[________________ ] (the "Grantor")

[________________ ]

[________________ ]

Re: Option Agreement dated June 30, 2009 (the "Option"), between Jinghua Zhao (the "Grantor") and Guohong Zhao (the "Optionee")

Dear Sir/Madam:

In accordance with Section 4 of the Option Agreement, the Optionee hereby provides this notice of exercise of the Option in the manner specified below:

(a) The Optionee hereby exercises its Option with respect to the Interest pursuant to the Option Agreement.

(b) The Optionee will pay the sum of $____________ to the Grantor.

(d) Pursuant to this exercise, the Grantor will deliver to _______________ the shares representing all of the Interest in accordance with the instructions attached hereto.

Dated: _______________, ______

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